Exhibit 21.1

LIST OF SUBSIDIARIES OF HYDROPHI TECHNOLOGIES GROUP, INC.

Subsidiary	Jurisdiction of Incorporation

Hydro Phi Technologies, Inc. (100%)	DE

Hydrophi Technologies Europe Sp. z o.o. (25%)	Poland